Exhibit 10.2
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

DELTA AIR LINES, INC.
LETTER AGREEMENT
March 12, 2007
Republic Airways Holdings, Inc.
8909 Purdue Road
Indianapolis, Indiana 46468

Chautauqua Airlines, Inc.
8909 Purdue Road
Indianapolis, Indiana 46468

Shuttle America Corp.
8909 Purdue Road
Indianapolis, Indiana 46468

Ladies and Gentlemen:

Reference is made to (i) that certain Delta Connection Agreement, dated as of June 7, 2002 (as amended from time to time, the “Chautauqua Delta Connection Agreement”) by and among Delta Air Lines, Inc. (“Delta”), Chautauqua Airlines, Inc. (“Chautauqua”) and Republic Airways Holdings, Inc. (“Republic”) and (ii) that certain Delta Connection Agreement, dated as of January 13, 2005 (the “Shuttle America Delta Connection Agreement”) by and among Delta, Shuttle America Corp. (as assignee of Republic Airline, Inc.) (“Shuttle America”) and Republic. Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Chautauqua Delta Connection Agreement and the Shuttle America Delta Connection Agreement, as applicable.

Reference is also made to (x) the certain agreement dated as of June 7, 2002 between Republic and Delta relating to the issuance of certain warrants (the “Warrant Master Agreement”) and (y) that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated as of June 7, 2002, by and among Republic, Delta and the “Wexford Investors” (as defined therein).

In connection with the execution and delivery of the Amendment Number Six dated of even date herewith to the Chautauqua Delta Connection Agreement (the “Chautauqua Agreement”) and Amendment Number One dated of even date herewith to the Shuttle America Delta Connection Agreement (the “Shuttle America Amendment;” together with the Chautauqua Amendment, the “Amendments”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Delta, Republic, Chautauqua and Shuttle America agree as follows:

1.  Warrant Surrender; Termination of Related Agreements Upon (a) Republic and Chautauqua executing and entering into the Chautauqua Amendment and (b) Republic and Shuttle America executing and entering into the Shuttle America Amendment, contemporaneously therewith, Delta shall surrender and forfeit to Republic each of the IPO Warrant, the Private Placement Warrant, the Additional Warrant, the Second Additional Warrant, the Third Additional Warrant and the Fourth Additional Warrant, and upon such surrender (the “Warrant Surrender”), each such warrant shall be null and void and of no further force and effect. The warrants included in the Warrant Surrender constitute all warrants issued by Republic to Delta as of the date hereof and Delta confirms that no such warrants have heretofore been exercised in whole or in part. For the avoidance of doubt, the number of warrants to be surrendered is 3,435,000. Simultaneously with the Warrant Surrender, (x) the Warrant Master Agreement shall be terminated, with no rights or liabilities assigned to either party, and of no further force and effect and (y) Delta shall no longer be deemed a party to the Registration Rights Agreement, and Delta shall have no rights or liabilities thereunder.

2.  Bankruptcy Proceedings. Delta is a debtor and debtor-in-possession in a case filed pursuant to Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court (the “Delta Case”), which is jointly administered by the Bankruptcy Court along with the Chapter 11 cases of certain of Delta’s subsidiaries (together with Delta, the “Debtors”). Delta, Republic, Chautauqua and Shuttle America (Republic, Chautauqua and Shuttle America are collectively referred to herein as the “Companies”) have agreed that in connection with the execution of the Amendments, Delta will grant the Companies an agreed aggregate claim amount [*], and the parties agree that the value of such claim is Ninety-One Million and 00/100 Dollars ($91,000,000.00) (the “Claim”). In connection therewith, Delta and the Companies further agree as follows:

(a)
The Claim will be treated as an allowed general unsecured pre-petition claim in the Delta Case, and shall be deemed to satisfy in full all rights, claims and causes of action under the Chautauqua Connection Agreement or the Shuttle America Connection Agreement. Neither the Debtors nor any other party in interest may contest the Claim, which shall not be subject to disallowance, reduction, offset or subordination. If a proof of claim has been filed or is subsequently filed by any of the Companies, the Companies agrees that Delta may object to any amount claimed in excess of the claim amount set forth above. Companies shall not contest any such objection or the Bankruptcy Court’s disallowance of the excess claim amount. It is expressly understood and agreed by Companies that Companies may seek satisfaction of the Claim only as set forth in this paragraph, and that in no event will any persons who are employed or otherwise associated with the Debtors be liable to any of the Companies in any other way whatsoever with respect to the Claim. Each other proof of claim filed by any of the Companies against any of the Debtors is hereby deemed withdrawn, disallowed and expunged, including proof of claim numbers 5466 and 5467.

(b)
Upon Delta’s assumption of the Chautauqua Delta Connection Agreement, Delta’s obligation to (i) cure any existing pre-petition default or loss to any of the Companies under the Chautauqua Delta Connection Agreement, or (ii) take any other action required under the Bankruptcy Code as a condition precedent to the assumption of contracts, shall each be deemed to have been satisfied in full.

(c)	Upon Delta’s assumption of the Shuttle America Delta Connection Agreement, Delta’s obligation to (i) cure any existing pre-petition default or loss to any of the Companies under the Shuttle America Delta Connection Agreement, or (ii) take any other action required under the Bankruptcy Code as a condition precedent to the assumption of contracts, shall each be deemed to have been satisfied in full.
__________
*Confidential

(d)
Each of the Companies shall affirmatively support, in a manner not inconsistent with the Bankruptcy Code, including, without limitation, section 1125 of the Bankruptcy Code, Delta’s restructuring activities and its chapter 11 plan of reorganization in connection with the implementation of the Amendments. In addition, each of the Companies shall not, unless otherwise agreed to by Delta, assign, offer, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase, lend, pledge or hypothecate or otherwise transfer or dispose of, directly or indirectly, the Claim or any portion thereof (unless the applicable Company retains in full the voting rights with respect to such claim) prior to the earlier of (a) entry of an order confirming a plan in the Delta Case, (b) dismissal of the Delta Case or (c) conversion of the Delta Case to a case under Chapter 7.

(e)
Each of the Companies consents to Delta’s assignment of each of the Chautauqua Delta Connection Agreement and the Shuttle America Delta Connection Agreement (including any applicable licenses therein) to the reorganized entity upon Delta’s assumption of the Chautauqua Delta Connection Agreement and the Shuttle America Delta Connection, respectively.

(f)
The Companies hereby represent and warrant that, as of the date hereof, (i) there are no unsatisfied post-petition defaults that would have to be cured under Section 365(b)(1)(A) and (B) of the Bankruptcy Code or otherwise paid by any of the Debtors to any of the Companies and (ii) the Companies do not have any unsatisfied claims for post-petition administrative expenses against any of the Debtors with respect to the Chautauqua Delta Connection Agreement or the Shuttle America Delta Connection Agreement.

3.  Conditions to Effectiveness. The effectiveness of this Letter Agreement shall be subject to and conditioned upon the United States Bankruptcy Court for the Southern District of New York, which is administering Delta’s case under Chapter 11 Case No. 05-17923 (ASH), (the “Bankruptcy Court”) having entered an order (collectively, the “Approval Order”) (A) approving this Letter Agreement, the Chautauqua Amendment and the Shuttle America Amendment, (B) providing for Delta’s assumption of the Shuttle America Delta Connection Agreement (as amended by the Shuttle America Amendment) and the Chautauqua Delta Connection Agreement (as amended by the Chautauqua Amendment) pursuant to Section 365 of the Bankruptcy Code, and (C) authorizing Delta to perform its obligations and exercise its rights under the Chautauqua Amendment and the Shuttle America Amendment and to execute and deliver the other instruments and documents contemplated thereby and to consummate the transactions contemplated thereby. Any motion for rehearing or reconsideration of the Approval Order shall have been denied. If the Approval Order shall have been appealed, either (i) no stay of the Approval Order shall be in effect or (ii) if such a stay has been granted by a court of competent jurisdiction, then (x) the stay shall have been dissolved or (y) a final order of a court having jurisdiction to hear such appeal shall have affirmed the Approval Order and the time allowed to appeal from such affirmance or to seek review or rehearing thereof shall have expired and no further hearing, appeal or petition for certiorari can be taken or granted. Delta shall use its commercially reasonable efforts to obtain an Approval Order on a prompt basis after the parties have executed each of the Amendments and this Letter Agreement, an in connection therewith will file an appropriate motion with the Bankruptcy Court by no later than March 15, 2007.

4. Counterparts; Assignment. This Letter Agreement may be executed in counterparts, and all such counterparts taken together shall constitute one and the same agreement and shall bind and inure to the benefit of Delta, Republic, Chautauqua and Shuttle America and their respective successors and assigns

5. Governing Law. This Letter Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles.

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Please acknowledge your agreement with the foregoing provisions of this Letter Agreement by signing in the space provided below.

Very truly yours,

DELTA AIR LINES, INC.

By: /s/ Edward Bastian
Name: Edward Bastian
Title: Executive VP & CFO
Accepted and Agreed to as of
this 12th day of March, 2007:

Republic Airways Holdings, Inc.

/s/ Bryan Bedford

Name: Bryan Bedford Title: Chairman and CEO

Chautauqua Airlines, Inc.

/s/ Bryan Bedford

Name: Bryan Bedford Title: Chairman and CEO

Shuttle America Corp.

/s/ Bryan Bedford

Name: Bryan Bedford Title: Chairman and CEO